EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114046 and Registration Statement No. 333-102584 of FiberNet Telecom Group, Inc. on Forms S-3 and Registration Statement No. 333-105058 of FiberNet Telecom Group, Inc. on Form S-8 of our report dated March 29, 2004 (July 6, 2004, as to the effects of the restatement discussed in Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (1) the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002, the adoption of Statement of Financial Accounting Standard No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2003; (2) certain procedures on the 2001 balances related to the adoption of SFAS No. 142, SFAS No. 145 and for the effect of the one for 30 reverse stock split on May 12, 2003 and for the effect of the reclassification of interest income and interest expense, the correction of the classification of the extinguishment of debt in 2001 and additional income tax disclosures in Note 12; and (3) the restatement discussed in Note 17) appearing in this Annual Report on Form 10-K/A of FiberNet Telecom Group, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 6, 2004